Northern Tier Energy Reports First Quarter 2014 Results

Total throughput increases approximately 9% year-over-year; declared first quarter distribution of $0.77 per common unit

First Quarter Highlights:

•	Reported Net Income of $71.5 million and Adjusted Net Income of $85.2 million before reorganization and other related costs. Adjusted EBITDA was $102.6 million for the quarter.

•	Increased total throughput by approximately 9% to 92,628 per day.

•	Declared a first quarter distribution of $0.77 per common unit to be paid in cash on May 30, 2014.

•	Named Dave Lamp President and Chief Executive Officer.

TEMPE, Ariz., May 06, 2014 /PRNewswire/ -- Northern Tier Energy LP (NYSE:NTI) (“Northern Tier Energy”) today reported first quarter 2014 net income of $71.5 million compared with $119.4 million for the same period in 2013. Adjusted Net Income for the first quarter of 2014 was $85.2 million, a decrease of $39.9 million compared to Adjusted Net Income of $125.1 million for the first quarter of 2013. This decrease was primarily driven by a 37% decrease in the Group 3 benchmark 3-2-1 crack spread from the first quarter of 2013 to the first quarter of 2014. Effective May 6, 2014, the board of directors of Northern Tier Energy’s general partner declared a quarterly distribution of $0.77 per unit, to be paid in cash on May 30, 2014, to common unit holders of record at the close of business on May 19, 2014.

The first quarter of 2014 also marked a successful CEO transition for Northern Tier Energy. Dave Lamp, an industry veteran with over thirty years of refining experience, joined Northern Tier Energy as President and CEO in March of 2014. “I’m excited to be a part of the Northern Tier Energy team. Our assets have direct pipeline access to some of the most cost advantaged crude oil sources in the United States,” said Mr. Lamp. “In addition, we have a team of experienced employees committed to the safe and reliable operations of our refining and retail assets, as well as our long-term success. These attributes, coupled with the knowledge and support of our general partner, which is indirectly owned by Western Refining, Inc., well position Northern Tier Energy to create value for its unitholders.”

First Quarter Operating Segment Highlights

Refining Segment
The refining segment’s operating income was $97.8 million for the first quarter of 2014 compared to $142.1 million for the first quarter of 2013. Refining gross margins were $18.08 per barrel of throughput for the first quarter of 2014 compared to $25.85 per barrel for the first quarter of 2013. This decrease was primarily due to less favorable benchmark crack spreads between Group 3 refined product prices and WTI crude oil prices in the first quarter of 2014 compared to the first quarter of 2013.

Total throughput was 92,628 barrels per day for the first quarter of 2014 compared to 85,365 barrels per day for the comparable period in 2013. The increase in throughput was primarily due to an approximate 8,000 barrels per day expansion of the light crude distillation unit that was completed at the Saint Paul Park refinery during April and May of 2013. Sales volumes increased to 89,162 barrels per day for the first quarter of 2014 from 84,694 barrels per day for the first quarter of 2013.

Retail Segment
Retail operating income was $1.7 million in the first quarter of 2014 compared to $0.6 million for the first quarter of 2013. Fuel margins were $0.19 per gallon for the first quarter of 2014 compared to $0.16 per gallon for the first quarter of 2013. Fuel gallons sold at company-operated retail stores were approximately 2% lower during the first quarter of 2014 compared to the first quarter of 2013.

Quarterly Distribution

Effective May 06, 2014, the board of directors of Northern Tier Energy’s general partner declared a quarterly distribution of $0.77 per unit to be paid in cash on May 30, 2014 to common unit holders of record as of the close of business on May 19, 2014. Cash available for distribution totaled $71.2 million for the first quarter of 2014 compared to $113.2 million for the first quarter of 2013.

Northern Tier Energy LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter-to-quarter as a result of variations in, among other factors, (i) its operating performance, (ii) cash flows caused by fluctuations in the prices it pays for crude oil and other feedstocks and the prices it receives for finished products, (iii) capital expenditures, (iv) potential cash reserves or payments relating to working capital fluctuations and (v) other cash reserves deemed necessary or appropriate by the board of directors of its general partner.

Liquidity and Capital Spending

Northern Tier Energy’s primary sources of liquidity are cash generated from operating activities and its asset backed revolving credit facility (the “ABL Facility”). As of March 31, 2014, Northern Tier Energy’s cash on hand and availability under its ABL Facility totaled approximately $364 million as compared to $373 million as of March 31, 2013. While its current level of liquidity is sufficient to support its continuing operations, the board of directors of Northern Tier Energy’s general partner may establish additional cash reserves as it deems appropriate.

Q2 2014 Operating and Capital Expenditure Guidance

For the second quarter of 2014, Northern Tier Energy projects it will realize total throughput of between 87,000 and 93,000 barrels per day at its Saint Paul Park refinery. Direct operating expense per barrel of throughput at the Saint Paul Park refinery is expected to be between $5.00 and $5.50, not including turnaround expenditures. Total capital expenditures for the second quarter are expected to be approximately $15 million and approximately $40 million for the full year 2014. Please see the accompanying table for additional key metric guidance.

Conference Call Information

The management team of Northern Tier Energy will hold a conference call to discuss financial results for the first quarter ended March 31, 2014. The conference call is scheduled for May 06, 2014 at 12:30 p.m. EDT. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 866-318-8617 or 617-399-5136, passcode: 59392896 or by accessing an audio webcast within the Investor section of www.ntenergy.com. A slide presentation will be available for reference during the call and can be accessed within the Investor section of www.ntenergy.com. The audio webcast will be available on the website for fourteen days after the conference call. A telephonic replay will also be available beginning two hours after the end of the conference call and ending seven days after the conference call by dialing 888-286-8010 or 617-801-6888, passcode: 74948699. The slide presentation will be archived and remain available within the Investor section of www.ntenergy.com in accordance with Northern Tier Energy’s investor presentation archive policy.

About Northern Tier Energy

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail and pipeline operations that serves the PADD II region of the United States. Northern Tier Energy operates a 96,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier Energy also operates 164 convenience stores and supports 79 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier Energy is headquartered in Tempe, Arizona.

Non-GAAP Measures

This earnings release includes non-GAAP measures including Adjusted Net Income, Adjusted EBITDA, Refining Gross Margin and Cash Available for Distribution. Northern Tier Energy believes that these non-GAAP financial measures provide useful information about its operating performance.  However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives to comparable GAAP financial measures.  Northern Tier Energy’s non-GAAP financial measures may also differ from similarly named measures used by other companies.  See the accompanying tables and footnotes in this release for additional information on the non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about, among other things, future: direct pipeline access to cost advantaged crude oil, pricing for the crude oils we run, safe and reliable operation of our refining and retail assets, support of our general partner, ability to create value for unitholders, increased throughput at the refinery from the recent expansion, liquidity, distributions and guidance including the amount and types of crude oils we may run, throughput, refined product sales, opex, retail margins and sales, cash reserves, SG&A, depreciation and amortization, cash interest and tax expenses and capital expenditures, both generally and on specific projects. These statements are subject to the general risks inherent Northern Tier Energy’s business. These expectations may or may not be realized, and some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Northern Tier Energy’s business and operations involve numerous risks and uncertainties, many of which are beyond its control, which could result in its expectations not being realized, or otherwise materially affect its financial condition, results of operations, and cash flows. Additional information relating to Northern Tier Energy’s uncertainties, risks and assumptions and those affecting its businesses are contained in its filings with the Securities and Exchange Commission. All forward-looking statements are only as of the date hereof, and Northern Tier Energy does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Northern Tier Energy LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Northern Tier Energy LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

For Further Information, Contact:

Northern Tier Energy LP
Alpha IR Group
651-769-6700
nti@alpha-ir.com

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per unit amounts, unaudited)

	Three Months Ended
	March 31,
	2014	2013

Revenue	$1,346.3	$1,115.0
Costs, expenses and other:
Cost of sales	1,156.3	879.2
Direct operating expenses	66.4	64.3
Turnaround and related expenses	0.5	9.7
Depreciation and amortization	9.9	8.6
Selling, general and administrative	27	25.5
Reorganization and related costs	9.4	0.4
Other income, net	(1)	(4.9)
Operating income	77.8	132.2
Losses on derivative activities	—	(6.5)
Interest expense, net	(6.2)	(6.4)
Income before income taxes	71.6	119.3
Income tax (provision) benefit	(0.1)	0.1
Net income	$71.5	$119.4

Net earnings per common unit, basic and diluted	$0.77	$1.30

NORTHERN TIER ENERGY LP
SELECTED OPERATING SEGMENT DATA
(in millions, unaudited)

	Three Months Ended
	March 31,
	2014	2013
OPERATING INCOME:
Refining	$97.8	$142.1
Retail	1.7	0.6
Corporate and unallocated costs	(21.7)	(10.5)
TOTAL OPERATING INCOME	77.8	132.2
Losses on derivative activities	—	(6.5)
Interest expense, net	(6.2)	(6.4)
Income tax (provision) benefit	(0.1)	0.1
NET INCOME	$71.5	$119.4

NORTHERN TIER ENERGY LP
SELECTED BALANCE SHEET AND CASH FLOW DATA
(in millions, unaudited)

	March 31,	December 31,
	2014	2013
Cash and Cash Equivalents	$129.4	$85.8
Total Assets	$1,192.9	$1,117.8
Total Debt and Financing Obligations	$283.4	$283.4
Equity	$442.2	$401.1

	Three Months Ended March 31,
	2014	2013
Net cash provided by operating activities	$91.5	$41.5
Net cash used in investing activities	(10)	(25.4)
Net cash used in financing activities	(37.9)	(116.7)
Net increase (decrease) in cash and cash equivalents	$43.6	$(100.6)

NORTHERN TIER ENERGY LP
SUPPLEMENTAL OPERATING DATA
(unaudited)

	Three Months Ended
	March 31,
	2014	2013

REFINING SEGMENT
Key Operating Statistics
Total refinery production (bpd)	92,932	86,079
Total refinery throughput (bpd)	92,628	85,365
Refined products sold (bpd)	89,162	84,694
Per barrel of throughput:
Refining gross margin	$18.08	$25.85
Direct operating expenses	$4.49	$4.69
Per barrel of refined products sold:
Refining gross margin	$18.78	$26.05
Direct operating expenses	$4.66	$4.72
Refinery product yields (bpd):
Gasoline	42,950	40,996
Distillate	33,203	28,656
Asphalt	7,845	10,629
Other	8,934	5,798
Total	92,932	86,079
Refinery throughput (bpd):
Crude oil	92,076	82,941
Other feedstocks	552	2,424
Total	92,628	85,365
Crude oil by type (bpd):
Light crude	56,043	41,884
Synthetic crude	16,692	18,870
Heavy crude	19,341	22,187
Total	92,076	82,941

RETAIL SEGMENT

Company operated stores:
Fuel gallons sold (in millions)	73.0	74.6
Fuel margin per gallon	$0.19	$0.16
Merchandise sales (in millions)	$78.5	$75.8
Merchandise margin %	25.9%	27.3%
Number of stores at period end	164	166

Note: See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included within Northern Tier Energy’s annual report on Form 10-K for further information on operating statistic definitions.

NORTHERN TIER ENERGY LP
ADJUSTED EBITDA
(unaudited)

	Three Months Ended March 31, 2014
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$97.8	$1.6	$(27.9)	$71.5
Adjustments:
Interest expense	—	—	6.2	6.2
Income tax provision	—	0.1	—	0.1
Depreciation and amortization	8	1.7	0.2	9.9
EBITDA subtotal	105.8	3.4	(21.5)	87.7
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	0.5	—	—	0.5
Equity-based compensation expense	—	—	4.3	4.3
Reorganization and related costs	—	—	9.4	9.4
Adjusted EBITDA (a)	$107.0	$3.4	$(7.8)	$102.6

	Three Months Ended March 31, 2013
	Refining	Retail	Other	Total
(in millions)
Net income (loss)	$142.1	$0.7	$(23.4)	$119.4
Adjustments:
Interest expense	—	—	6.4	6.4
Income tax benefit	—	(0.1)	—	(0.1)
Depreciation and amortization	6.7	1.8	0.1	8.6
EBITDA subtotal	148.8	2.4	(16.9)	134.3
MPL proportionate depreciation expense	0.7	—	—	0.7
Turnaround and related expenses	9.7	—	—	9.7
Equity-based compensation expense	—	—	5.3	5.3
Reorganization and related costs	—	—	0.4	0.4
Losses on derivative activities	—	—	6.5	6.5
Adjusted EBITDA (a)	$159.2	$2.4	$(4.7)	$156.9

(a) Adjusted EBITDA is not a presentation made in accordance with GAAP and Northern Tier Energy’s computation of Adjusted EBITDA may vary from others in its industry.  In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in calculating the components of various covenants in the agreements governing Northern Tier Energy’s Secured Notes and ABL Facility. Management believes the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. The calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities which many of our peers capitalize and therefore exclude from Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to operating income or net income as measures of operating performance.  In addition, Adjusted EBITDA is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity.  Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, adjusted for depreciation from the Minnesota Pipe Line operations, turnaround and related expenses, equity-based compensation expense, gains or losses from derivative activities and costs related to Northern Tier Energy’s reorganization activities. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP.

NORTHERN TIER ENERGY LP
CASH AVAILABLE FOR DISTRIBUTION RECONCILIATION
For the Three Months Ended March 31, 2014
(in millions, unaudited)

Net income	$71.5
Adjustments:
Interest expense	6.2
Income tax provision	0.1
Depreciation and amortization	9.9
EBITDA subtotal	87.7
MPL proportionate depreciation expense	0.7
Turnaround and related expenses	0.5
Equity-based compensation impacts	4.3
Reorganization and related costs	9.4
Adjusted EBITDA (a)	102.6
Cash interest expense	(5.6)
Current tax provision	(0.1)
MPL proportionate depreciation expense	(0.7)
Capital expenditures (b)	(10)
Cash reserve for turnaround and related expenses	(7.5)
Cash reserve for discretionary capital expenditures	(7.5)
Cash Available for Distribution (c)	$71.2

(b) Capital expenditures include maintenance, replacement, regulatory and expansion capital projects.

(c) Cash available for distribution is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its overall cash generation performance. Cash available for distribution should not be considered as an alternative to operating income or net income (loss) as measures of operating performance.  In addition, cash available for distribution is not presented as, and should not be considered, an alternative to cash flow from operations as a measure of liquidity. Northern Tier Energy has reconciled cash available for distribution to adjusted EBITDA and in addition reconciled adjusted EBITDA to net income. Cash available for distribution has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. Northern Tier Energy’s calculation of cash available for distribution may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure. Cash available for distribution for each quarter will be determined by the board of directors of Northern Tier Energy’s general partner following the end of such quarter.

NORTHERN TIER ENERGY LP
OTHER NON-GAAP PERFORMANCE MEASURES
(in millions, unaudited)

	Three Months Ended
	March 31,
	2014	2013
Refining revenue	$1,243.6	$1,018.6
Refining cost of sales	1,092.9	820
Refining gross product margin (d)	$150.7	$198.6

	Three Months Ended
	March 31,
	2014	2013
Retail revenue:
Fuel	$249.4	$260.7
Merchandise	78.5	75.8
Other	11.3	10.7
Intercompany eliminations	(4.1)	(4)
Retail revenue	335.1	343.2
Retail cost of sales:
Fuel	235.2	248.8
Merchandise	58.2	55.1
Other	6.5	6.3
Intercompany eliminations	(4.1)	(4)
Retail cost of sales	295.8	306.2
Retail gross product margin (e):
Fuel	14.2	11.9
Merchandise	20.3	20.7
Other	4.8	4.4
Intercompany eliminations	—	—
Retail gross product margin	$39.3	$37.0

	Three Months Ended
	March 31,
	2014	2013
Net income	$71.5	$119.4
Adjusted for special items:
Reorganization and related costs	9.4	0.4
Equity-based compensation expense	4.3	5.3
Adjusted Net Income (f)	$85.2	$125.1

(d) Refining gross product margin per barrel is a financial measurement calculated by subtracting refining costs of sales from total refining revenues and dividing the difference by the total throughput or total refined products sold for the respective periods presented. Refining gross product margin is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its refining segment performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in these calculations (revenues and cost of sales) can be reconciled directly to Northern Tier Energy’s statements of operations. Northern Tier Energy’s calculation of refining gross product margin may differ from similar calculations of other companies in its industry, thereby limiting its usefulness as a comparative measure.

(e) Retail fuel gross margin and retail merchandise gross margin are non-GAAP performance measures that Northern Tier Energy believes are important to investors in evaluating its retail performance. Northern Tier Energy’s calculation of retail fuel margin and retail merchandise margin may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

(f) Adjusted Net Income is a non-GAAP performance measure that Northern Tier Energy believes is important to investors in evaluating its operating performance. Northern Tier Energy’s calculation of Adjusted Net Income may differ from similar calculations of other companies in its industry, thereby limiting their usefulness as comparative measures.

NORTHERN TIER ENERGY LP
Q2 2014 OPERATING AND CAPITAL EXPENDITURE GUIDANCE

	Q2 2014
	Low	High
Refinery Statistics:
Bakken (bpd)	58,000	60,000
Synthetic (bpd)	18,000	20,000
Western Canadian Select (bpd)	11,000	13,000
Total throughput (bpd)	87,000	93,000
Total refined products sold (bpd)	91,000	98,000
Direct opex ex. turnaround ($/throughput bbl)	$5.00 - $5.50

Retail Statistics:
Forecasted gallons (mm)	71
Retail fuel margin ($/gallon)	$0.18
Merchandise sales ($ in mm)	$90
Merchandise gross margin (%)	26.5%
Direct operating expense ($ in mm)	$30

Other Guidance ($ in mm):
Turnaround cash reserve	$5 - $10
Discretionary capital cash reserve	$5 - $10
SG&A	$26
Depreciation & amortization	$10
Cash interest expense	$6
Current tax expense	$2

	Q2 2014	Full Year
Capital Program ($ in mm):
Maintenance and replacement capital	$10	$28
Waste Water Treatment (non recurring regulatory capital)	$5	$12
Total planned capital expenditures	$15	$40